EXHIBIT 13.2
BARCLAYCARD FUNDING PLC’S OFFICER’S CERTIFICATE
GRACECHURCH RECEIVABLES TRUSTEE LIMITED
CERTIFICATE OF COMPLIANCE
The undersigned officer of Barclaycard Funding PLC, a private limited liability company incorporated under the laws of Jersey, Channel Islands (the “MTN Issuer”), hereby certifies on behalf of the MTN Issuer and on his own behalf for purposes of the Investor Certificate, as follows:
1.	I am a duly appointed, qualified and acting Director of the MTN Issuer;

2.	I am duly authorized to execute and deliver this Officer’s Certificate on behalf of the MTN Issuer; and

3.	To the best of my knowledge, the MTN Issuer has complied with all conditions and covenants under the Relevant Documents for the issue of the Investor Certificate for the period between January 1, 2006 and December 31, 2006.
Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Registration Statement related to the above-referenced issue of Investor Certificate.
IN WITNESS WHEREOF, I have signed my name this 27th day of June, 2007.
By:       /s/ Jonathon William Albright
           Name: Jonathon William Albright
           Title: Director